Exhibit 10.1

P.O. Box 3590
Honolulu, HI 96811-3590
Telephone (808) 544-0500

February 16, 2011

Mr. R. William Wilson

c/o Central Pacific Bank

Honolulu, Hawaii

Dear Bill:

I am pleased to extend to you the position of Chief Credit Officer for Central Pacific Bank and Central Pacific Financial Corp. (collectively, the “Company”), on the following terms and conditions:

Position:	Executive Vice President, Chief Credit Officer
Central Pacific Bank and Central Pacific Financial Corp. (collectively, the “Company”)

Reports to:	Executive Chairman of the Board

Salary:	$21,666.67 per month less applicable withholdings (equivalent to $260,000 per annum).

Start Date:	To be mutually determined upon regulatory approval.

Sign-on Bonus:

You previously received a sign-on bonus of $75,000 upon being hired as Executive Vice President, Special Credits.  Accordingly, you will not be receiving any additional sign-on bonus for this position.

Relocation Assistance:

You previously received the following relocation assistance upon being hired as Executive Vice President, Special Credits.  Accordingly, you will not be receiving any additional relocation assistance for this position, but continue to be entitled to any unused relocation assistance.

•                                          Payment of actual door-to-door costs for moving your personal household goods and 2 cars to Hawaii, not to exceed $30,000.

•                                          One-way coach tickets for you, your spouse, and each dependent child from California to Honolulu, Hawaii; plus 2 additional coach roundtrip tickets for you from Honolulu, Hawaii to California to assist in finalizing the move to Hawaii and 2 additional coach roundtrip tickets for use by your spouse or dependent child for house-hunting or other transitional reason.   Travel to be completed by November 30, 2010.

•                                          Housing allowance of $3,500 (subject to applicable tax treatment) per month for your first year of employment.

Repayment Provision:

You are currently already subject to the following repayment provision which was effective upon your being hired as Executive Vice President, Special Credits.  The remaining outstanding period of that repayment provision will continue for this position.  Accordingly, you will not be subject to any additional repayment provision for this position.

Should you voluntarily terminate your employment with the Company, you agree to reimburse the Company for the gross amount of the sign-on bonus and moving expenses in accordance with the following schedule:

Terminate before completion of 5 months of employment	=	100% reimbursement
Terminate before completion of 6 months of employment	=	80% reimbursement
Terminate before completion of 7 months of employment	=	60% reimbursement
Terminate before completion of 8 months of employment	=	40% reimbursement
Terminate before completion of 9 months of employment	=	20% reimbursement
Terminate after 9 months of employment	=	0% reimbursement

Benefits:                                               You are entitled to the same benefits in this position as you are currently entitled to in your current position as Executive Vice President, Special Credits.

You may participate in our standard employee benefit package, including medical, dental, life insurance, long term disability, flex spending accounts, and paid holidays, upon completion of any eligibility requirements.  In addition to the standard package, you are initially eligible for:

•                  Vacation:  Accrued and earned based on 21 days per year; actual amount will be pro-rata based on your actual hire date.

•                  Paid company parking.

•                  Company cell phone for business use.

Profit Sharing & 401k Plan:

You are entitled to the same benefits in this position as you are currently entitled to in your current position as Executive Vice President, Special Credits.

Currently, Vanguard is the Company’s 401(k) portfolio manager, and you will be eligible to participate in our Plan after six months of employment.  You may then contribute up to 100% of your available gross pay, up to the IRS maximum for the year.  The Company will match dollar-for-dollar of your per pay period deferral up to 4% of pay for that period.

In addition to the contribution and match features, the Plan also has a profit sharing feature.  At the Company’s discretion, it may make a profit sharing contribution to the Plan.  To be eligible for the profit sharing, you must complete a minimum of one-year employment and 1,000 hours within that year.  Once you meet initial eligibility, you must work at least 1,000 hours in the Plan year and be employed on the last day of the Plan year (December 31) to be eligible for the profit sharing contribution.

Employment-at-will:

No provisions in this offer letter, including any repayment provisions should be interpreted to guarantee employment for any specific period of time or contradict the employment-at-will status of your employment.  By signing this conditional offer of employment-at-will, you are stating that you understand and agree that you or the Company may terminate your employment with or without cause and with or without notice at any time.

Entire Agreement:

This letter contains the entire agreement and understanding between you and the Company with respect to this offer of employment and supersedes any and/or all prior conversations you may have had on this matter.  If the offer is agreeable, please confirm acceptance by signing below and returning a copy of this letter to me.

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Sincerely,

/s/ John C. Dean
John C. Dean
Executive Chairman

Accepted:

/s/ R. William Wilson	2/16/11
R. William Wilson	Date